UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.      )

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BUCYRUS INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

____________________________________

(Name of Person(s) Filing Proxy Statement,

if other than the Registrant)

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Bucyrus International, Inc.

P.O. Box 500

1100 Milwaukee Avenue

South Milwaukee, Wisconsin 53172

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Bucyrus International, Inc:

On behalf of the Board of Directors, you are cordially invited to attend our annual meeting of shareholders on Wednesday, May 3, 2006 at 10 am Central Standard Time at the Wisconsin Club, 900 West Wisconsin Avenue, Milwaukee, Wisconsin for the following purposes:

1.	To elect two persons to the Company’s Board of Directors;
2.	To approve an amendment to the Restated Certificate of Incorporation of Bucyrus International, Inc. to increase the number of authorized shares of common stock;
3.	To approve an amendment to the Bucyrus International, Inc. 2004 Equity Incentive Plan;
4.	To ratify the appointment of Deloitte & Touche LLP to serve as the independent registered public accounting firm of the Company; and

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 14, 2006 as the record date for the determination of the shareholders entitled to notice of and to vote at the annual meeting.

We hope that you will be able to attend the meeting in person, but if you are unable to do so, please complete, sign and promptly mail back the enclosed proxy form using the return envelope provided. If, for any reason, you should change your plans, you can revoke the proxy at any time before it is actually voted.

Sincerely,

/s/Craig R. Mackus

Craig R. Mackus
Chief Financial Officer, Controller and Secretary

South Milwaukee, Wisconsin

March 31, 2006

TABLE OF CONTENTS

Notice of Annual Meeting	Cover

Proxy Statement

Attendance and Voting Matters	1

Election of Directors (Proposal 1)	2

Board of Directors	4

Security Ownership of Certain Beneficial Owners and Management	6

Executive Compensation	8

Compensation Committee Report on Executive Compensation	13

Amendment of Restated Certificate of Incorporation (Proposal 2)	14

Amendment of 2004 Equity Incentive Plan (Proposal 3)	15

Performance Information	21

Certain Relationships	21

Audit Committee Report	22

Independent Registered Public Accounting Firm (Proposal 4)	24

Section 16(a) Beneficial Ownership Reporting Compliance	25

Shareholder Proposals	25

Cost of Proxy Solicitation	25

Other Matters	26

Annual Report	26

PROXY STATEMENT

ATTENDANCE AND VOTING MATTERS

This proxy statement is being furnished to shareholders by the Board of Directors (the “Board”) of Bucyrus International, Inc. (the “Company”), a Delaware corporation, in connection with a solicitation of proxies by the Board for use at the annual meeting of shareholders to be held on May 3, 2006 at 10 am Central Standard Time at the Wisconsin Club, 900 West Wisconsin Avenue, Milwaukee, Wisconsin and all adjournments or postponements thereof (the “Annual Meeting”), for the purposes set forth in the attached Notice of Annual Meeting of Shareholders.

Execution of a proxy given in response to this solicitation will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Presence at the Annual Meeting of a shareholder who has signed a proxy does not in itself revoke a proxy. Any shareholder giving a proxy may revoke it at any time before it is voted by giving notice thereof to the Company in writing or in open meeting, by attending the Annual Meeting and voting in person, or by delivering a proxy bearing a later date.

A proxy, in the enclosed form, which is properly executed, duly returned to the Company and not revoked will be voted in accordance with the instructions contained therein. The shares represented by executed but unmarked proxies will be voted FOR the election to the Board of the two nominees named below, FOR the amendment to the Company’s Restated Certificate of Incorporation, FOR the amendment to the Company’s 2004 Equity Incentive Plan, FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2006, and on such other business or matters which may properly come before the Annual Meeting in accordance with the best judgment of the persons named as proxies in the enclosed form of proxy. Other than the election of directors and the proposals identified in the enclosed Notice of Annual Meeting, the Board has no knowledge of any matters to be presented for action by the shareholders at the Annual Meeting.

Only holders of record of the Company’s Class A common stock (the “Common Stock”) at the close of business on March 14, 2006 are entitled to notice of and to vote at the Annual Meeting. On that date, 21,034,239 shares of Common Stock were outstanding and entitled to vote. Each such share is entitled to one vote. Proxy statements and proxies will be mailed to shareholders on or about March 31, 2006. All expenses of solicitation of proxies will be borne by the Company. In addition to soliciting proxies by mail, proxies may be solicited personally and by telephone by certain officers and regular employees of the Company. The Company has retained LaSalle Bank N.A. to assist in the solicitation of proxies, and expects to pay such firm a fee of approximately $1,000 plus out-of-pocket expenses. Brokers, nominees and custodians who hold Common Stock in their names and who solicit proxies from the beneficial owners will be reimbursed by the Company for out-of-pocket and reasonable clerical expenses.

A quorum of shareholders is necessary to take action at the Annual Meeting. A majority of the outstanding shares of Common Stock entitled to vote, represented in person or by proxy, will constitute a quorum of shareholders at the Annual Meeting. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the Annual Meeting. The inspectors of election will determine whether or not a quorum is present at the Annual Meeting. The inspectors of election will treat abstentions as shares of Common Stock that are represented and entitled to vote for purposes of determining the presence of a quorum. If a broker indicates on the proxy that it does not have discretionary authority to vote certain shares of Common Stock on a particular matter (a “broker non-vote”), those shares will not be considered as shares represented and entitled to vote with respect to that matter, but will count toward the quorum requirement. For purposes of determining the approval of any matter submitted to the shareholders for a vote, abstentions will have the same effect as shares of Common Stock that have been withheld for the purpose of electing directors and as voted “against” the other proposals, and broker non-votes will have no effect on the voting; provided, however, that with respect to the proposal for the amendment to the Company’s Restated Certificate of Incorporation, broker non-votes will have the effect of votes cast “against” such proposal.

              Directors are elected by a plurality of the votes cast by the shares present in person or represented by proxy at the Annual Meeting, at which a quorum is present. “Plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be chosen in the election. Therefore, any shares not voted, whether by withheld authority, broker non-vote or otherwise, have no effect in the election of directors except to the extent that the failure to vote for an individual results in another individual receiving a larger number of votes.

The affirmative vote of a majority of the votes entitled to be cast thereon by all shares present in person or represented by proxy at the Annual Meeting, at which a quorum is present, will be required for ratification of the appointment of Deloitte & Touche LLP to serve as the independent registered public accounting firm of the Company and the proposal relating to the amendment of the Company’s 2004 Equity Incentive Plan. Under the Delaware General Corporation Law, the affirmative vote of a majority of the outstanding shares of the Company will be required for approval of the proposal relating to the amendment of the Company’s Restated Certificate of Incorporation.

ELECTION OF DIRECTORS

(Proposal 1)

The Board currently consists of eight persons and is divided into three classes for purposes of election. One class is elected at each annual meeting of shareholders to serve for a three-year term and until their successors are duly elected and qualified. Directors elected at the 2006 annual meeting of shareholders will hold office for a three-year term expiring at the 2009 annual meeting of shareholders and until their successors are duly elected and qualified. Other directors are not up for election this year and will continue in office for the remainder of their terms.

If a nominee is unavailable for election, proxy holders will vote for another nominee proposed by the Board. The nominees have indicated that they are able and willing to serve as directors. However, if some unexpected occurrence should require the Board to substitute some other person or persons for any of the nominees, it is intended that the proxies will vote FOR the substitute nominees.

Nominees for Election at the Annual Meeting

The following sets forth certain information, as of March 14, 2006, about each of the nominees for election at the Annual Meeting. Both of the nominees are presently directors of the Company.

ROBERT L. PURDUM, 70, is a director and a Managing Director of American Industrial Partners. Mr. Purdum was the Non-Executive Chairman of the Company’s Board from 1997 to March 19, 2004. Mr. Purdum retired as Chairman of Armco, Inc. in 1996. From November 1990 to 1996, Mr. Purdum was Chairman and Chief Executive Officer of Armco, Inc. Mr. Purdum is also a director of Sheffield Steel Corporation and Freedom Bank-Bradenton, FL. Mr. Purdum has been a director of the Company since 1997. Mr. Purdum is a member of the Compensation Committee.

TIMOTHY W. SULLIVAN, 52, became the Company’s President and Chief Executive Officer on March 19, 2004 and was previously President and Chief Operating Officer from August 14, 2000 to March 19, 2004. Mr. Sullivan rejoined the Company on January 17, 2000 as Executive Vice President. From January 1999 through December 1999, Mr. Sullivan served as President and Chief Executive Officer of United Container Machinery, Inc. From June 1998 through December 1998, Mr. Sullivan was the Company’s Executive Vice President – Marketing and from April 1995 through May 1998 was the Company’s Vice President Marketing and Sales. Mr. Sullivan is also a director of Foundations Bank in Pewaukee, WI. Mr. Sullivan has been a director of the Company since 2000.

Directors Remaining in Office Until 2007

EDWARD G. NELSON, 74, formed Nelson Capital Corp., a merchant banking firm, in 1985, and has served as its President and Chairman of the Board since its organization. Mr. Nelson serves as a director of Ohio Star Forge, Inc., a subsidiary of Daido Steel, Japan, and Central Parking Corporation, a

leading provider of parking and related services. Mr. Nelson also serves as a trustee of Vanderbilt University and is Honorary Consul General of Japan. Mr. Nelson has been a director of the Company since 2004. Mr. Nelson is the chairman of the Nominating and Corporate Governance Committee.

THEODORE C. ROGERS, 71, served as Chief Executive Officer of the Company between December 23, 1999 and March 19, 2004. Mr. Rogers also served as President of the Company from December 1999 to August 2000. Mr. Rogers co-founded American Industrial Partners and has been an officer and director of the firm since 1988. He is also a director of Consoltex Holdings, Inc., a manufacturer, importer and exporter of textiles, Central Industrial Supply, Inc., a manufacturer of components for technology equipment makers, Great Lakes Carbon LLC, the world’s largest producer of calcined petroleum coke for use in aluminum smelting, and JHT Holdings, Inc., which provides vehicles to transport automobiles from manufacturer to dealer, as well as metal products, construction materials and machinery. Mr. Rogers was President, Chairman, Chief Executive Officer and Chief Operating Officer of NL Industries, a diversified industrial concern, from 1980 to 1987. Mr. Rogers has been a director of the Company since 1997 and Chairman of the Board of Directors since March 19, 2004. Mr. Rogers is a member of the Nominating and Corporate Governance Committee.

ROBERT C. SCHARP, 59, is Chairman of Shell Canada's Mining Advisory Council, which reviews all aspects of Shell's oil sands mining operations in Alberta, Canada. Mr. Scharp serves as a director of Foundation Coal Holdings, Inc. From early 2002 to March 2003, Mr. Scharp was a director of Horizon Natural Resources. Mr. Scharp held various positions with Kerr-McGee, an oil and natural gas exploration and production company, from 1975 to 1997. Mr. Scharp has been a director of the Company since July 2005.

Directors Remaining in Office Until 2008

RONALD A. CRUTCHER, 58, is President of Wheaton College, a private, national liberal arts college in Norton, Massachusetts. From 1999 to 2004, Dr. Crutcher served as Provost and Executive Vice President for Academic Affairs of Miami University, a public university in Ohio and from 1994 to 1999 he served as Director of the School of Music and the Florence Thelma Hall Centennial Chair in Music at the University of Texas at Austin. He also was Vice President of Academic Affairs and Dean of the Conservatory at the Cleveland Institute of Music, an international music conservatory, from 1990 to 1994. Dr. Crutcher has been a director of the Company since 2004. Dr. Crutcher is a member of the Audit Committee and the Compensation Committee.

ROBERT W. KORTHALS, 72, is non-executive chairman of the Ontario Teachers’ Pension Plan Board and is a director of Cognos Inc., a provider of business intelligence and corporate performance management software solutions, easyhome Ltd., Canada’s largest rental purchase company, Great Lakes Carbon Income Trust, a holder of securities of Great Lakes Carbon LLC, which is a producer of calcined petroleum coke, Suncor Energy, Inc., an energy company that explores for, acquires, develops, produces, markets and refines petroleum products, Mulvihull Exchange Traded Closed End Funds and Jannock Properties Ltd., a company that develops, for commercial and residential uses, properties previously used in its industrial operations. Mr. Korthals joined the Toronto Dominion Bank in 1967, was appointed President in 1981 and served in that capacity until 1995. Mr. Korthals holds a B.Sc. in chemical engineering and an M.B.A. from Harvard Business School. Mr. Korthals has been a director of the Company since 2004. Mr. Korthals is the chairman of the Compensation Committee and a member of the Audit Committee.

GENE E. LITTLE, 62, is a director and audit committee member of Great Lakes Carbon LLC, the world’s largest producer of calcined petroleum coke for use in aluminum smelting, and a director and member of the audit, governance, and capital market committees of Unizan Financial Corp., a financial services holding company that conducts a full-service commercial and retail banking business through a subsidiary. Mr. Little held various positions with The Timken Company, a global manufacturer of highly engineered bearings, alloy and specialty steel and related components, from 1967 to 2002 and most recently served as its Senior Vice President Finance (the chief financial officer) from 1992 to 2002. In 2003, Mr. Little became a director and finance committee member of Walsh University, a private university in Ohio. Mr. Little has been a director of the Company since 2004. Mr. Little is the chairman of the Audit Committee and a member of the Nominating and Corporate Governance Committee.

BOARD OF DIRECTORS

General

The Board held seven meetings in 2005. Each current director attended at least 86% of the aggregate of the total number of meetings of the Board and 100% of the total number of meetings held by all committees of the Board on which the director served during 2005. All directors are expected to attend the 2006 Annual Meeting. All directors attended the 2005 annual meeting of shareholders.

The Board has determined that all directors other than Messrs. Purdum, Rogers and Sullivan are independent under NASDAQ listing standards.

Communications

Shareholder communications intended for the Board or for particular directors may be sent to the attention of the Company’s Secretary at Bucyrus International, Inc., 1100 Milwaukee Ave., South Milwaukee, Wisconsin 53172. The Secretary will forward all such communications to the Board or to particular directors as directed. Shareholders may also communicate solely with the non-management directors of the Board by directing communications to Bucyrus International, Inc., 1100 Milwaukee Ave., South Milwaukee, Wisconsin 53172, Attn.: Lead Independent Director.

Director Compensation

Directors of the Company, other than full-time employees of the Company, receive an annual retainer fee of $25,000 as well as $1,500 per meeting. The chairman of a committee of the Board receives an additional fee of $1,000 per committee meeting. The independent directors are able to elect to receive fees in the form of shares of the Company’s Common Stock, or to defer payment of fees pursuant to the Company’s Non-Employee Directors Deferred Compensation Plan, described immediately below. The Company reimburses all directors for out-of-pocket expenses incurred in connection with attendance at the meetings. Mr. Rogers, the Chairman of the Board, has elected to forego the receipt of any director compensation.

Non-Employee Directors Deferred Compensation Plan

The Company’s independent directors may elect to defer payment of their fees (including annual fees and meeting fees, but excluding reimbursement of expenses) pursuant to the Bucyrus International, Inc. Non-Employee Directors Deferred Compensation Plan. Under this plan, the Company has an account for each plan participant to record cumulative deferred fees. The accounts are denominated in the form of restricted Common Stock units issued pursuant to the 2004 Equity Incentive Plan (see “EXECUTIVE COMPENSATION – 2004 Equity Incentive Plan” below) in a number of shares equal to the amount of deferred fees divided by the market price of the Company’s Common Stock and payable in cash and/or shares of Common Stock, at the discretion of the director, when the director’s service on the Board terminates. In the event of a change in control of the Company, all restricted stock units credited under this plan will become immediately payable to the plan participants in the form of cash.

Committees

The Board has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee.

Audit Committee

The Audit Committee is a separately designated committee of the Board, is comprised of

Mr. Little, Mr. Korthals and Dr. Crutcher, each of whom has been determined by the Board to be an independent director under NASDAQ rules, and is chaired by Mr. Little. The Board has adopted a charter for the Audit Committee, a copy of which was attached as Exhibit A to the Company’s 2005 proxy statement. This committee is generally responsible for the oversight and surveillance of the Company’s accounting, reporting and financial control practices. Among other functions, the committee is responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent registered public accounting firm. The Board has determined that Mr. Little is a “financial expert” within the definition of that term under the regulations promulgated under the Securities Act of 1933. The Board believes that the composition of the Audit Committee meets the requirements for independence under the current requirements of the Sarbanes-Oxley Act of 2002 and Securities and Exchange Commission (“SEC”) rules and regulations. The Audit Committee met five times during fiscal 2005.

Compensation Committee

The Compensation Committee met four times during fiscal 2005. The Compensation Committee was reconstituted in February 2005 as a separately designated committee of the Board and is comprised of Dr. Crutcher, Mr. Korthals and Mr. Purdum, and is chaired by Mr. Korthals. The Board has determined that all members of the current committee except Mr. Purdum are independent under NASDAQ rules. As permitted by NASDAQ rules, the Board has determined that Mr. Purdum’s membership on the committee, because of his substantial experience on the Board and his affiliation with the Company’s former sole shareholder, would facilitate the Company in its transition from private ownership to public ownership and therefore would be in the best interests of the Company and its shareholders.

This committee approves, administers and interprets the Company’s compensation and benefit policies, including incentive programs. It reviews and makes recommendations to the Board to ensure that compensation and benefit policies are consistent with the Company’s compensation philosophy and corporate governance guidelines. This committee is responsible for establishing all executive officers’ compensation.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee met three times during fiscal 2005. The Nominating and Corporate Governance Committee was reconstituted in February 2005 as a separately designated committee of the Board and is comprised of Mr. Little, Mr. Nelson and Mr. Rogers, and is chaired by Mr. Nelson. The Board has determined that all members of the current committee except Mr. Rogers are independent under NASDAQ rules. As permitted by NASDAQ rules, the Board has determined that Mr. Rogers’ membership on the committee, because of his substantial experience on the Board and his affiliation with the Company’s former sole shareholder, would facilitate the Company in its transition from private ownership to public ownership and therefore would be in the best interests of the Company and its shareholders.

The charter for this committee was attached to the Company’s 2005 proxy statement as Exhibit B. This committee oversees the evaluation of the Board and management, nominates directors for election by shareholders, nominates committee chairpersons and, in consultation with the committee chairpersons, nominates directors for membership on the committees of the Board.

The Nominating and Corporate Governance Committee identifies nominees for director positions based upon suggestions by outside directors, management members and/or shareholders. The selection criteria for membership on the Company’s board of directors include, at a minimum, whether the nominee has demonstrated, by significant accomplishment in the nominee’s field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company and the nominee’s reputation for honesty and ethical conduct in the nominee’s personal and professional activities. Additional factors that the committee may consider include a candidate’s specific experiences and skills, relevant industry background and knowledge, time availability in light of other commitments, age, potential conflicts of interest, material relationships with the Company, and independence from management and the Company. In considering these criteria, the committee will also seek to have the Board represent a diversity of backgrounds, experience, gender and race.

The Nominating and Corporate Governance Committee will consider director candidates recommended by the Company’s shareholders based upon the same criteria as applied to candidates identified by the Board or management. Recommendations should be directed to the committee in care of the Company’s Secretary. Under the Company’s Bylaws, shareholder nominations of directors must be received by the Company at its principal executive offices, 1100 Milwaukee Avenue, South Milwaukee, Wisconsin 53172, directed to the attention of the Secretary, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders and any such nominations must contain the information specified in the Company’s Bylaws. The deadline for submission of nominations for the 2006 Annual Meeting has passed.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of the Company’s Common Stock as of March 14, 2006 by each person who is known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock. Beneficial ownership of these shares consists of sole voting power and sole investment power except as noted below. The beneficial ownership does not reflect the three-for-two stock split of the Company’s Common Stock paid on March 29, 2006.

Name and Address	Amount and Nature of	Percent of
of Beneficial Owner	Beneficial Ownership (# of shares)	Class

FMR Corp. (1)	3,074,460	14.6%

EARNEST Partners, LLC (2)	2,824,012	13.4%

Neuberger Berman Inc. (3)	2,288,768	10.9%

Wellington Management Company, LLP (4)	1,073,341	5.1%

_______________________

(1)

Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2006. The Schedule 13G states that the address of FMR Corp., the parent holding company of Fidelity Management & Research Company, is 82 Devonshire Street, Boston, Massachusetts 02109. The Schedule 13G states that FMR Corp. has the sole power to vote or direct the vote of 693,078 of these shares and sole power to dispose or to direct the disposition of 3,074,460 of these shares.

(2)

Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 6, 2006. The Schedule 13G states that the address of EARNEST Partners, LLC is 75 Fourteenth Street, Suite 2300, Atlanta, Georgia 30309. The Schedule 13G states that EARNEST Partners, LLC has the sole power to vote or direct the vote of 837,799 of these shares, the shared power to vote or direct the vote of 1,117,913 of these shares and the sole power to dispose or to direct the disposition of 2,824,012 of these shares.

(3)

Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 21, 2006. The Schedule 13G states that the address of Neuberger Berman Inc. is 605 Third Ave., New York, New York, 10158. The Schedule 13G states that Neuberger Berman Inc. has the sole power to vote or direct the vote of 118,368 of these shares, the shared power to vote or direct the vote of 1,700,500 of these shares and the shared power to dispose or to direct the disposition of 2,288,768 of these shares.

(4)

Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2006. The Schedule 13G states that the address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts, 02109. The Schedule 13G states that Wellington Management Company, LLP has the shared power to vote or direct the vote of

738,790 of these shares and the shared power to dispose or to direct the disposition of 1,073,341 of these shares.

Executive Officers and Directors

The following table sets forth the beneficial ownership as of March 14, 2006, of the Common Stock by each director and nominee for director, each of the executive officers named in the Summary Compensation Table below, and by all directors and executive officers of the Company as a group. Beneficial ownership of these shares consists of sole voting power and sole investment power except as noted below. The beneficial ownership does not reflect the three-for-two stock split of the Company’s Common Stock paid on March 29, 2006.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (# of shares) (1)	Percent of Class (2)

J.F. Bosbous (3)	13,400	*

F.B. Bruno (4)	12,900	*

R.A. Crutcher	106	*

R.W. Korthals	3,056	*

G.E. Little	1,200	*

C.R. Mackus (5)	13,400	*

E.G. Nelson	1,000	*

T.B. Phillips	0	*

R.L. Purdum	2,500	*

T.C. Rogers	5,000	*

R. C. Scharp	0	*

T.W. Sullivan (6)	33,500	*

All directors and executive officers
as a group (13 persons) (7)	112,862	*

_____________________

(1)

The beneficial ownership information presented in this proxy statement is based on information furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as required for purposes of this proxy statement. Accordingly, it includes shares of Common Stock that are issuable upon the exercise of stock options exercisable at or within 60 days after March 14, 2006. Such information is not necessarily to be construed as an admission of beneficial ownership for other purposes.

(2)	Asterisk denotes less than 1%.
(3)

Includes 6,400 shares issuable upon exercise of outstanding stock options exercisable within 60 days of March 14, 2006 and 7,000 shares of restricted stock which cliff vest on the fourth anniversary of the date of issuance (February 16, 2006). The vesting period may be accelerated based on the attainment of certain defined financial goals of the Company.

(4)

Includes 12,900 shares of restricted stock which cliff vest on the fourth anniversary of the date of issuance (February 16, 2006). The vesting period may be accelerated based on the attainment of certain defined financial goals of the Company.

(5)

Includes 13,400 shares of restricted stock which cliff vest on the fourth anniversary of the date of issuance (February 16, 2006). The vesting period may be accelerated based on the attainment of certain defined financial goals of the Company.

(6)

Includes 33,500 shares of restricted stock which cliff vest on the fourth anniversary of the date of issuance (February 16, 2006). The vesting period may be accelerated based on the attainment of certain defined financial goals of the Company.

(7)

Includes 6,400 shares issuable upon exercise of outstanding stock options exercisable within 60 days of March 14, 2006 and 93,600 shares of restricted stock which cliff vest on the fourth anniversary of the date of issuance (February 16, 2006). The vesting period may be accelerated based on the attainment of certain defined financial goals of the Company.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation paid or awarded to the Company’s Chief Executive Officer and the four other most highly compensated executive officers other than the Chief Executive Officer who were in office on December 31, 2005 for services rendered in all capacities during 2005, 2004 and 2003. The persons named in the table are sometimes referred to herein as the “named executive officers.”

		Annual Compensation (1)		Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Securities Underlying Options (#)	All Other Compensation ($) (2)

Timothy W. Sullivan (3)	2005	$522,504	$981,885	—	$8,232
President and Chief	2004	486,954	775,706	—	8,082
Executive Officer	2003	423,339	652,000	—	7,932

Thomas B. Phillips (4) (6)	2005	325,629	304,912	—	9,676
Executive Vice President	2004	305,865	244,346	—	8,021
and Chief Operating Officer	2003	258,010	252,525	—	7,522

Craig R. Mackus (5)	2005	235,125	220,923	—	7,404
Chief Financial Officer,	2004	209,375	122,173	—	7,047
Controller and Secretary	2003	179,155	121,406	—	6,786

Frank P. Bruno	2005	165,177	108,762	—	7,285
Vice President -	2004	154,375	85,521	—	7,055
Human Resources	2003	148,635	97,125	—	6,870

John F. Bosbous	2005	152,529	100,094	—	6,978
Treasurer	2004	144,092	79,826	—	6,789
	2003	135,124	90,653	—	6,180

_____________________

(1)

Certain personal benefits provided by the Company to the named executive officers are not included in the above table as permitted by SEC regulations because the aggregate amount of such personal benefits for each named executive officer in each year reflected in the table did not exceed the lesser of $50,000 or 10% of the sum of such officer’s salary and bonus in each respective year.

(2)

“All Other Compensation” includes the following (i) the employer match under the Company’s 401(k) savings plan for 2005, 2004 and 2003, respectively: Mr. Bosbous ($6,300, $6,150 and $5,598), Mr. Bruno ($6,300, $6,150 and $6,000), Mr. Mackus ($6,300, $6,150 and $6,000), Mr. Phillips ($6,300, $6,150 and $6,000), and Mr. Sullivan ($6,300, $6,150 and $6,000); (ii) imputed income from life insurance for 2005, 2004 and 2003, respectively: Mr. Bosbous ($678, $639 and $582), Mr. Bruno ($985, $905 and $870), Mr. Mackus ($1,104, $897 and $786), Mr. Phillips ($3,376, $1,871 and $1,522) and Mr. Sullivan ($1,932, $1,932 and $1,932).

(3)	Mr. Sullivan became the Chief Executive Officer on March 19, 2004.
(3)	Mr. Phillips became the Chief Operating Officer on March 19, 2004.
(4)	Mr. Mackus became the Chief Financial Officer on June 9, 2004.
(5)	Mr. Phillips retired effective December 31, 2005.

Option Grants

There were no options granted to the named executive officers in 2005.

Aggregated Option Exercises in 2005 and Year-End Option Values

The following table sets forth information regarding the exercise of stock options by each of the named executive officers during 2005 and the fiscal year-end value of the unexercised stock options held by such officers. The share numbers contained in the table do not reflect the three-for-two stock split of the Company’s Common Stock paid on March 29, 2006.

	Shares Acquired	Value	Number of Securities Underlying Unexercised Options at End of Fiscal Year 2005 (#)		Value of Unexercised In-The-Money Options at End of Fiscal Year 2005 (1) ($)
Name	On Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

J.F. Bosbous	41,872	1,607,583	6,400	—	257,280	—
F.P. Bruno	86,696	2,674,725	10,000	—	525,750	—
C.R. Mackus	49,408	2,224,424	64,224	—	2,716,791	—
T.B. Phillips	143,400	5,395,022	—	—	—	—
T.W. Sullivan	71,700	3,540,188	215,100	—	11,308,883	—

_____________________

(1)

The value of unexercised in-the-money options is determined by multiplying the number of unexercised options for each in-the-money grant by the difference between the option exercise price for that grant and the December 31, 2005 stock price of $52.70 per share and then aggregating these amounts for all in-the-money grants for each executive officer.

1998 Management Stock Option Plan

The Company adopted the Bucyrus International, Inc. 1998 Management Stock Option Plan (the “1998 Option Plan”), and obtained shareholder approval of the plan, in March 1998, as part of the compensation and incentive arrangements for certain of the Company’s management employees and those of the Company’s subsidiaries. The 1998 Option Plan provides for the grant of stock options to purchase up to an aggregate of 1,600,000 shares of the Company’s Common Stock at exercise prices to be determined in accordance with the provisions of the 1998 Option Plan. As of March 14, 2006, 1,429,600 options granted under the 1998 Option Plan have vested and were exercised and 6,400 options were granted, fully vested and unexercised. As of March 14, 2006, 164,000 shares of the Company’s Common Stock were available for issuance under the 1998 Option Plan.

Upon the termination for cause of a participant in the 1998 Option Plan, any unexercised options held by the participant will immediately expire and be forfeited. In the event of a termination without cause, unless provided otherwise in the participant's employment agreement, the unvested portion of options granted will immediately expire and the unexercised portion of the options granted will remain exercisable for 90 days and will then terminate in full. In the event of a plan participant's voluntary termination of employment, or upon termination of employment due to death or disability unvested options will immediately expire and the unexercised vested portion of options granted will remain exercisable for 90 days and then will terminate in full. The Board will have the discretion to permit options granted to retirees to remain outstanding after the date of retirement.

2004 Equity Incentive Plan

See below under “AMENDMENT OF 2004 EQUITY INCENTIVE PLAN (Proposal 3)” for a description of the 2004 Equity Incentive Plan.

Executive Officer Incentive Plan

The Company adopted the Bucyrus International, Inc. Executive Officer Incentive Plan, and obtained shareholder approval of the plan, in July 2004. The plan provides for the award of cash bonuses to the Company’s executive officers, including each of the named executive officers. Plan participants generally will be selected by the Compensation Committee of the Board. The plan is designed to comply with Section 162(m) of the Internal Revenue Code and is administered accordingly.

The Board’s Compensation Committee administers this plan. The Compensation Committee has the authority, among other things, to select plan participants, to determine all of the terms and conditions relating to any award, including the performance goals applicable to the award, and to make all other determinations under the plan deemed necessary or advisable for the administration of the plan. The performance goals that may be applied to awards under this plan are the same as those discussed above under "2004 Equity Incentive Plan." Prior to fiscal 2005, the plan was administered by the Company’s President and Chief Executive Officer and Vice President - Human Resources.

Payment of bonuses under the plan is contingent upon the achievement of performance goals during a performance period. Both the performance goals and the performance period will be specified by the Compensation Committee. Performance periods under the plan may not exceed one year in length. The performance goals applicable to awards for any performance period will be determined by the Compensation Committee prior to the expiration of one-quarter of the performance period. The Compensation Committee may also determine minimum, target and maximum levels applicable to each performance goal. Awards for any performance period may be expressed as a dollar amount or as a percentage of the participant's annual base salary. Unless otherwise determined by the Compensation Committee, payment of awards will be made only if and to the extent the performance goals with respect to a performance period are attained. In no event may payment in respect of an award under the plan be in excess of $5 million, if the payment were to be made to an executive officer who is a "covered employee" within the meaning of Section 162(m) of the Internal Revenue Code.

The Board or the Compensation Committee may at any time amend, suspend or terminate the plan in whole or in part. No amendment that requires shareholder approval in order for the plan to continue to comply with Section 162(m) of the Internal Revenue Code or any other applicable law will be effective unless the approval is obtained. In addition, no amendment or termination of the plan will affect adversely the rights of any participant who has an outstanding award under the plan without the participant's consent.

Securities Authorized For Issuance Under Equity Compensation Plans

The following table sets forth information regarding securities authorized for issuance under the Company’s equity compensation plans as of March 14, 2006. The securities numbers contained in the table do not reflect the three-for-two stock split of the Company’s Common Stock paid on March 29, 2006.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation
plans approved
by security holders	6,400	(1)	$12.50	677,938	(2)

Equity compensation
plans not approved by
security holders	n/a		n/a	n/a

Total	6,400		$12.50	677,938

____________________

(1)	Represents options granted under the Bucyrus International, Inc. 1998 Management Stock Option Plan (the “1998 Option Plan”), which was approved by shareholders in March 1998.
(2)	Represents 164,000 shares available for issuance under the 1998 Option Plan and 513,938 shares available for issuance under the Bucyrus International, Inc. 2004 Equity Incentive Plan.

Defined Benefit Pension Plan

The Company maintains a defined benefit pension plan (the “Pension Plan”) for salaried employees including certain of the named executive officers.

Defined Benefit Formula

Historically, the Pension Plan used a Defined Benefit Formula to determine the annual benefits payable to employees upon normal retirement age. The following table sets forth the estimated annual benefits payable on a straight life annuity basis (prior to offset of one-half of estimated Social Security benefits) to participating employees upon retirement at normal retirement age for the years of service and the average annual earnings indicated under the defined benefit formula.

	Years of Service
Remuneration	30	25	20	15	10

$125,000	$65,625	$54,688	$43,750	$32,813	$21,875
150,000	78,750	65,625	52,500	39,375	26,250
175,000	91,875	76,563	61,250	45,938	30,625
200,000	105,000	87,500	70,700	52,500	35,000
225,000	118,125	98,438	78,750	59,063	39,375
250,000	131,250	109,375	87,500	65,625	43,750
300,000	157,500	131,250	105,000	78,750	52,500
350,000	183,750	153,125	122,500	97,875	61,250
400,000	210,000	175,000	140,000	105,000	70,000
450,000	236,250	196,875	157,500	118,125	78,750
500,000	262,500	218,750	175,000	131,250	87,500

Cash Balance Formula

Effective January 1, 2000, the Pension Plan was converted to a cash balance formula for all employees except for those who, on December 31, 1999, were either age 60 and above or age 55 with 10 years or more years of credited service. The actuarial equivalent of benefits earned as of December 31, 1999 was used to establish an opening account balance. Each month a percentage of the employee’s earnings is credited to the account in accordance with the following table:

Service at the Beginning of Year	Pay Credits

Less than 5	4.0%
5 but less than 10	4.5%
10 but less than 15	5.0%
15 but less than 20	5.5%
20 but less than 25	6.0%
25 but less than 30	6.5%
30 or more	7.0%

In addition, employees hired prior to January 1, 1999 received transition pay-based credits of 1.5% to 2.5% for the next five years. In February 2005, the Board approved extending the transition pay-based credits for an additional five years. Each account is also credited with interest using the average annual rate of U.S. 30-year Treasury Securities for the November preceding the plan year.

Upon termination of employment, the employee may receive benefits in the form of a lump sum equal to the value of the cash balance account or a monthly annuity equal to the actuarial equivalent of the cash account balance.

General

Covered compensation for purposes of the Pension Plan consists of the average of a participant’s highest total salary and bonus (excluding compensation deferred pursuant to any non-qualified plan) for a consecutive five-year period during the last ten calendar years of service prior to retirement. Compensation covered by the plan includes the salary and bonus amounts reported in the Summary Compensation Table. Bonuses earned in 2005 but paid in 2006 are considered to be compensation for 2006 for purposes of the Pension Plan.

Mr. Bruno’s benefits under the Pension Plan will be determined under the Defined Benefit Formula described above. The years of credited service under the Pension Plan for Mr. Bruno are 8.

The Pension Plan benefits payable to Messrs. Bosbous, Mackus, Phillips and Sullivan will be determined under the cash balance formula described above. The years of credited service under the Pension Plan for Messrs. Bosbous, Mackus, Phillips and Sullivan are 21, 26, 29, and 26, respectively. As of December 31, 2005, the estimated annual benefits payable under the Pension Plan at normal retirement age (as determined under the Pension Plan) to Messrs. Bosbous, Mackus, Phillips and Sullivan were $58,777, $83,761, $60,243 and $72,990, respectively. In making these estimates, the assumptions were (i) that 2005 pay remains level to normal retirement age; (ii) that the 2006 compensation limit of $220,000 remains level to normal retirement age; (iii) that the interest crediting rate for all years is 4.73%, the November 2005 30-year Treasury rate, which is the rate to be used for the 2006 plan year; and (iv) the projected cash balance at normal retirement age was converted to an annuity using an interest rate of 4.73% and the 1994 Group Annuity Reserve Table, 50% of the unloaded male mortality rates and 50% of the female mortality rates.

Supplemental Plan

Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended, limit the annual benefits which may be paid from a tax-qualified retirement plan. As permitted by the Employee Retirement Income Security Act of 1974, the Company has a supplemental plan which authorizes the payment out of general funds of any benefits calculated under provisions of the applicable retirement plan which may be above the limits under these sections.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board, subject to the approval of the Board, is responsible for the compensation packages offered to the Company’s executive officers, including the Chief Executive Officer (the “CEO”) and the named executive officers. The goal is to establish a compensation program that serves the long-term interests of the Company and its shareholders. The Compensation Committee is appointed by the Board, and will at all times consist of directors who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code and “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act.

Executive Compensation

Cash Compensation

The Compensation Committee, in consultation with the CEO, establishes base salaries for the executive officers of the Company, which the Company believes are commensurate with their respective responsibilities, position, and experience. Consideration is also given to the compensation levels of similarly situated personnel of other companies in the industry where such information is available. When making adjustments in base salaries, the Compensation Committee generally considers the foregoing factors as well as corporate financial performance and return to shareholders. In individual cases where appropriate, the Compensation Committee also considers non-financial performance measures, such as increases in market share, manufacturing efficiency gains, improvements in product quality, and improvements in relations with customers, suppliers, and employees. Executive officer base salaries are reviewed annually.

Executive Officers of the Company participated in the Bucyrus International, Inc. Executive Officer Incentive Plan (the “Executive Plan”) in 2005 (see “EXECUTIVE COMPENSATION – Executive Officer Incentive Plan” above). For 2005, all performance goals were achieved or exceeded and bonuses were earned.

Long-Term Incentive Compensation

The Bucyrus International, Inc. 2004 Equity Incentive Plan, which is described above under the caption “EXECUTIVE COMPENSATION – 2004 Equity Incentive Plan”, serves as the vehicle to provide long-term incentive compensation to the Company’s directors, officers (including each of the named executive officers), and other employees, advisors and consultants who are selected by the Compensation Committee for participation in the plan.

Chief Executive Officer Compensation

Mr. Sullivan’s compensation for 2005 included base salary of $522,504 and bonus of $981,885. In determining Mr. Sullivan’s compensation for 2005, the Board considered his individual performance, compensation data for similarly sized manufacturing companies, and the Company’s EBITDA performance. In February 2006, the Compensation Committee formally reviewed Mr. Sullivan’s individual goals established at the beginning of 2005 and his subsequent performance against those goals. The Compensation Committee also established performance goals for Mr. Sullivan for 2006.

Internal Revenue Code Section 162(m)

Under Section 162(m) of the Internal Revenue Code, the tax deduction by certain corporate taxpayers, such as the Company, is limited with respect to compensation paid to certain executive officers unless such compensation is based on performance objectives meeting specific regulatory criteria or is otherwise excluded from the limitation. The compensation package of Mr. Sullivan, the Company’s CEO, does meet the regulatory criteria for exclusion from the limitation. Where practical, the Compensation Committee intends to qualify compensation paid to the Company’s executive officers in order to preserve the full deductibility thereof under Section 162(m), although the Compensation Committee reserves the right in individual cases to cause the Company to enter into compensation agreements which may result in some compensation being nondeductible under Code Section 162(m).

COMPENSATION COMMITTEE

Robert W. Korthals (Chairman)

Ronald A. Crutcher

Robert L. Purdum

AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION

(Proposal 2)

The Board believes it is advisable to amend the Company's Restated Certificate of Incorporation to increase the authorized shares of Class A Common Stock from 41,000,000 to 75,000,000 shares. Accordingly, at its meeting held March 7, 2006, the Board adopted a resolution proposing that an amendment to the first paragraph of Article Fourth of the Restated Certificate of Incorporation be presented to the shareholders at the Annual Meeting for approval. The amendment would not change the number of authorized shares of Class B Common Stock or Preferred Stock.

If approved by the shareholders, the first paragraph of Article Fourth would read in its entirety as follows:

"FOURTH: Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is 110,000,000 shares of capital stock, consisting of (i) 75,000,000 shares of class A common stock, par value $0.01 per share (the "Class A Common Stock"), (ii) 25,000,000 shares of class B common stock, par value $0.01 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"), and (iii) 10,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock")."

On March 8, 2006, the Company announced a three-for-two stock split in the form of a stock dividend on its Class A Common Stock, payable on March 29, 2006 to shareholders of record on March 20, 2006, which will result in the issuance of approximately 10,517,120 additional shares Class A Common Stock; the number of additional shares may be less depending on the number of fractional shares that are paid in cash. The proposed increase in the number of authorized shares of Class A Common Stock in part would replace, as shares available for future issuance, the shares of Class A Common Stock issued in connection with the stock split, and also would provide the Board the necessary flexibility to issue Class A Common Stock in the future in connection with the raising of capital, the acquisition of new businesses, employee stock benefit plans, future stock splits or dividends, and other corporate purposes as deemed necessary or appropriate by the Board of Directors.

Of the 41,000,000 shares of Class A Common Stock presently authorized, as of March 14, 2006, 21,034,239 shares were outstanding, 72,400 shares were held by the Company as treasury shares and 677,938 shares were reserved for issuance under equity compensation plans. The additional shares proposed to be authorized would be part of the existing class of Class A Common Stock and, if and when issued, would have the same rights and privileges as the shares of Class A Common Stock presently outstanding.

Adoption of the amendment will eliminate the delay and expense involved in calling a special meeting of shareholders to authorize the additional shares at the time such issuance may become necessary. If the amendment is approved, no further action or authorization by the Company's shareholders would be necessary prior to issuance of the additional shares, except as may be required for a particular transaction by the Company's Restated Certificate of Incorporation, by applicable law or by the rules of any stock exchange on which the Company's common stock is then listed. For example, under the current rules of the Nasdaq stock market, shareholder approval would still be required prior to the adoption of a new equity compensation plan or a material revision to an existing plan. Shareholder approval is also a prerequisite to listing additional shares to be issued in an acquisition and certain other types of transactions where the shares issuable exceed 20% of the number of shares outstanding.

Except for the issuance of shares of Class A Common Stock pursuant to equity compensation plans and other stock related benefit plans, the Company currently has no plans or arrangements for the issuance of shares of Class A Common Stock for any purpose, including but not limited to rendering more difficult or discouraging a change in control of the Company. Shareholders do not have any preemptive rights with respect to issuance of any additional shares of the Company's Class A Common Stock.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION.

AMENDMENT OF 2004 EQUITY INCENTIVE PLAN

(Proposal 3)

The Company’s shareholders are being asked to approve an amendment of the Bucyrus International, Inc. 2004 Equity Incentive Plan (the "2004 Equity Incentive Plan"), to increase the number of shares of the Company’s common stock reserved for issuance under the 2004 Equity Incentive Plan from 1,000,000 to 2,000,000 shares of Class A Common Stock. The Compensation Committee of the Board and the full Board approved this amendment, subject to shareholder approval at the Annual Meeting.

The proposed amendment will assure that a sufficient reserve of common stock remains available for issuance under the 2004 Equity Incentive Plan in order to allow the Company to continue to utilize equity incentives to attract and retain the services of key individuals and other personnel essential to the Company’s long-term growth and financial success. The Company relies on equity-based incentive awards, as described below, in order to attract and retain key employees and other personnel and believes such equity-based incentive awards are necessary for the Company to remain competitive in the marketplace for executive talent and other key employees. Option grants made to newly hired or continuing employees will be based on both competitive market conditions and individual performance.

The following is a summary of the principal features of the 2004 Equity Incentive Plan. The summary, however, does not purport to be a complete description of all the provisions of the 2004 Equity Incentive Plan and is qualified in its entirety by reference to the copy of the 2004 Equity Incentive Plan as filed with the Securities and Exchange Commission, which interested parties are encouraged to review.

As described more fully below, the 2004 Equity Incentive Plan allows the Company’s Compensation Committee to adjust the number of shares available under the plan in the event of certain corporate events, including stock splits. Following the effective date of the Company’s previously announced three-for-two stock split, the Compensation Committee intends to take action to adjust the available shares and outstanding grants under the plan. As such, the shares available for awards under the plan, assuming shareholder approval of this proposal, would be adjusted from 2,000,000 shares to 3,000,000 shares. Unless noted otherwise, all references to share amounts contained in this summary are prior to any adjustment by the Compensation Committee.

Summary of Material Terms

The Company adopted the 2004 Equity Incentive Plan, and obtained shareholder approval of the plan, in July 2004. The plan will expire in June 2014, unless terminated earlier by the Board. The plan provides for the grant of equity based awards, including restricted stock, restricted stock units, stock options, stock appreciation rights (SARs), and other equity based awards to the Company's directors, officers, including each of the named executive officers, and other employees, advisors and consultants and those of the Company's subsidiaries who are selected by the Compensation Committee for participation in the plan. As of March 14, 2006, in addition to the Company's seven non-employee directors and six executive officers, there were approximately 550 employees, advisors and consultants eligible to participate in the plan.

The Board's Compensation Committee administers the plan. The Compensation Committee has the authority, among other things, to determine who will be granted awards and all of the terms and conditions of the awards, including but not limited to the effect of a change in control of the Company on those awards. The Compensation Committee is also authorized to determine to what extent an award may be settled, cancelled, forfeited or surrendered, to interpret the plan and any awards granted under the plan and to make all other determinations necessary or advisable for the administration of the plan. Where the vesting or payment of an award under the plan is subject to the attainment of performance goals, the Compensation Committee will be responsible for certifying that the performance goals have been attained. Neither the Compensation Committee nor the Board has the authority under the plan to reprice, or to cancel and re-grant, any stock option granted under the plan, or to take any action that would lower the exercise, base or purchase price of any award granted under the plan without first obtaining the approval of the Company's shareholders.

Under the existing terms of the plan, a maximum of one million shares of the Company's Class A Common Stock are available for awards under the plan. If adopted, this proposal would increase the maximum to two million shares of the Company's Class A Common Stock.

Shares issued under the plan may be authorized but unissued shares or treasury shares. If any shares subject to an award granted under the plan are forfeited, cancelled, exchanged or surrendered or if an award terminates or expires without a distribution of shares, or if shares of stock are surrendered or withheld as payment of either the exercise price of an award and/or withholding taxes in respect of an award, those shares will again be available for awards under the plan. Under the plan, no more than 160,000 shares of the Company's Class A Common Stock may be made subject to stock options or stock appreciation rights to a single individual in a single plan year, and no more than 160,000 shares of the Company's Class A Common Stock may be made subject to awards other than stock options or SARs to a single individual in a single plan year. In the event that the Compensation Committee determines that any corporate event, such as a stock split, reorganization, merger, consolidation, repurchase or share exchange, affects the Company's Class A Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of plan participants, then the Compensation Committee will make those adjustments as it deems necessary or appropriate to any or all of (i) the number and kind of shares or other property that may thereafter be issued in connection with future awards, (ii) the number and kind of shares or other property that may be issued under outstanding awards, (iii) the exercise price or purchase price of any outstanding award and (iv) the performance goals applicable to outstanding awards.

The Compensation Committee will determine all of the terms and conditions of awards under the plan, including whether the vesting or payment of an award will be subject to the attainment of performance goals. The Compensation Committee may base performance goals on one or more of the following criteria, determined in accordance with generally accepted accounting principles, where applicable:

•	earnings before or after interest, taxes, depreciation, amortization, or extraordinary or special items;

•	net income, before or after extraordinary or special items;

•	return on equity (gross or net), before or after extraordinary or special items;

•	return on assets, before or after extraordinary or special items;

•	earnings per share, before or after extraordinary or special items; or

•	stock price.

The performance goals may be expressed in terms of attaining a specified level of the particular criterion, an increase or decrease in the particular criterion or a comparison of achievement against a peer group of companies, and may be applied to the Company or a subsidiary or division or strategic business unit of the Company. The Compensation Committee has the authority to make equitable adjustments to the performance goals in recognition of unusual or non-recurring events, in response to changes in laws or regulations or to account for extraordinary or unusual events. Where an award under the plan is made subject to a performance goal, no compensation may be paid under such award unless and until the compensation committee certifies that the goal has been attained.

The terms and conditions of stock options and SARs granted under the plan will be determined by the Compensation Committee and set forth in an agreement. Stock options granted under the plan may be "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code, or non-qualified stock options. SARs confer on the participant the right to receive an amount, in cash or shares of the Company's Class A Common Stock, equal to the excess of the fair market value of a share of Class A Common Stock on the date of exercise over the grant price of the SAR, and may be granted alone or in tandem with another award. The exercise price of an option or SAR granted under the plan will not be less than the fair market value of the Company's Class A Common Stock on the date of grant. The grant price of an SAR granted in tandem with a stock option will be the same as the stock option to which the SAR relates. The vesting of a stock option or SAR will be subject to such conditions as the Compensation Committee may determine, which may include the attainment of performance goals as well as continued employment with the Company. As of March 14, 2006, the fair market value of the Company's Class A Common Stock, established for purposes of the plan as the average of the closing bid and asked prices, was $66.34 per share.

The terms and conditions of awards of restricted stock and restricted stock units granted under the plan will be determined by the Compensation Committee and set forth in an award agreement. A restricted stock unit confers on the participant the right to receive a share of the Company's Class A Common Stock or its equivalent value in cash, in the discretion of the Compensation Committee. These awards will be subject to restrictions on transferability which may lapse under those circumstances that the Compensation Committee determines, which may include the attainment of performance goals as well as continued employment with the Company. The Compensation Committee may determine that the holder of restricted stock or restricted stock units may receive dividends (or dividend equivalents, in the case of restricted stock units) that may be deferred during the restricted period applicable to these awards.

The plan also provides for other equity based awards, the form and terms of which will be as determined by the Compensation Committee, consistent with the purposes of the plan. The vesting or payment of one of these awards may be made subject to the attainment of performance goals as well as to continued employment with the Company.

The plan also provides for the issuance of shares of the Company's Class A Common Stock to the Company's non-employee directors if such a director elects to receive, in the form of stock, payment of the fees (including annual fees and meeting fees, but not including reimbursement for expenses) to which the non-employee director would otherwise be entitled in consideration of the director's services to the Company. In addition, the plan provides for the issuance of restricted stock units for the purpose of fulfilling the Company's obligations under the Non-Employee Directors Deferred Compensation Plan, (see "BOARD OF DIRECTORS - Non-Employee Directors Deferred Compensation Plan" described above).

The Board may amend the plan at any time, provided that any amendment that would require shareholder approval in order for the plan to continue to qualify under Section 162(m) of the Internal Revenue Code or to comply with securities laws or other applicable laws or regulations will not be effective prior to obtaining shareholder approval.

As of March 14, 2006, 513,938 shares of the Company's Class A Common Stock remained available for issuance under the 2004 Equity Incentive Plan.

Stock Awards

The following table sets forth the equity-based awards granted under the 2004 Equity Incentive Plan.

Name	Principal Position	Number of Shares of Common Stock Underlying Awards

T.W. Sullivan	President and C.E.O.	100,500

T.B. Phillips	Executive Vice President and C.O.O.	—

C.R. Mackus	Chief Financial Officer, Controller and Secretary	40,200

F.B. Bruno	Vice President - Human Resources	38,700

J.F. Bosbous	Treasurer	21,000

All Executive Officers as a group		280,800

All non-employee Directors as a group		2,162

All other employees		203,100

Total awards through March 14, 2006		486,062

Grants and Issuances of Shares Under the Amendment

As of March 14, 2006, no stock options had been granted and no shares had been issued under the 2004 Equity Incentive Plan on the basis of the share increase that will result from the amendment to the 2004 Equity Incentive Plan for which shareholder approval is sought at the Annual Meeting.

Federal Income Tax Consequences

Option Grants

Options granted under the 2004 Equity Incentive Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as follows:

Incentive Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise disposed of. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares for more than two years after the option grant date and more than one year after the exercise date. If either of these two holding periods is not satisfied, then a disqualifying disposition will result.

Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss by the optionee.

If the optionee makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. In no other instance will the Company be allowed a deduction with respect to the optionee’s disposition of the purchased shares.

Non-Statutory Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase by the Company in the event of the optionee’s termination of service prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when the Company’s repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the exercise price paid for the shares. The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee.

Stock Appreciation Rights

No taxable income is recognized upon receipt of an SAR. The holder will recognize ordinary income, in the year in which the SAR is exercised, in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the base price in effect for the exercised right, and the holder will be required to satisfy the tax withholding requirements applicable to such income.

The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder in connection with the exercise of an SAR. The deduction will be allowed for the taxable year in which such ordinary income is recognized.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to their chief executive officer or any of their four other most highly compensated executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be “performance-based.” Compensation deemed paid by the Company in connection with disqualifying dispositions of incentive stock option shares or exercises of non-statutory stock options granted under the 2004 Equity Incentive Plan qualifies as performance-based compensation for purposes of Section 162(m) if such plan is administered by a committee of “outside directors” as defined under Section 162(m). The Company anticipates that any compensation deemed paid by it in connection with disqualifying dispositions of incentive stock option shares or exercises of non-statutory options will qualify as performance-based compensation for purposes of Code Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company. Accordingly, all compensation deemed paid with respect to those options will remain deductible by the Company without limitation under Code Section 162(m).

Accounting Treatment

Option grants made to employees under the 2004 Equity Incentive Plan prior to fiscal 2006 did not result in any charge to the Company’s earnings. However, the Company has disclosed in footnotes and pro-forma statements to the Company’s financial statements the impact those options would have upon the Company’s reported earnings were the value of those options at the time of grant treated as a compensation expense. Effective in the first quarter of fiscal 2006, the Company is required under Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment”, to record as a charge to earnings the fair value of options granted.

Should one or more optionees be granted stock appreciation rights under the 2004 Equity Incentive Plan that have no conditions upon exercisability other than a service or employment requirement, then such rights would result in a compensation expense to be charged against the Company’s reported earnings. Accordingly, at the end of each fiscal quarter, the amount (if any) by which the fair market value of the shares of common stock subject to such outstanding stock appreciation rights has increased from the prior quarter-end would be accrued as compensation expense, to the extent such fair market value is in excess of the aggregate exercise price in effect for those rights.

Proposal

At the Annual Meeting, shareholders will be asked to approve the amendment of the 2004 Equity Incentive Plan to increase the number of shares of Class A Common Stock reserved for issuance under the 2004 Equity Incentive Plan from 1,000,000 to 2,000,000 shares. Such approval will require the affirmative vote of a majority of the voting power of the shares of the Company’s common stock present or represented by proxy at the Annual Meeting (at which a quorum is present) and entitled to be voted on the Proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE 2004 EQUITY INCENTIVE PLAN.

PERFORMANCE INFORMATION

The following graph compares the Company’s cumulative total shareholder return with the cumulative total return of the Standard & Poor’s 500 Stock Index and the Dow Jones U.S. Commercial Vehicles and Truck Index (“DJUSHR”), which was formerly known as the Dow Jones Heavy Machinery Index. The graph assumes $100 was invested on July 23, 2004, the first trading day following the completion of the Company’s initial public offering, and assumes the reinvestment of dividends.

	2004			2005
	July 23	Sept 30	Dec 31	Mar 31	June 30	Sept 30	Dec 31

S&P 500 Stock Index	$100	$103	$111	$109	$110	$113	$115
DJUSHR	$100	$109	$129	$120	$119	$133	$138
Bucyrus International, Inc.	$100	$187	$226	$218	$212	$275	$296

CERTAIN RELATIONSHIPS

Transactions With Management

Employment Agreements; Change of Control

The Company has employment agreements with certain of the named executive officers. These agreements govern the executive’s compensation, benefits and treatment upon termination under various circumstances, including voluntary termination by either party, or termination by reason of retirement, death or disability, or in the event of a change of control, as those terms are defined in the agreements. Each employment agreement automatically renews for a one-year term upon the expiration of its initial term and any subsequent terms, unless two months’ written notice is given by either party of intent to terminate at the end of that term. Each employment agreement may be terminated by either the Company or the executive at any time by giving notice as required under the agreement, provided, however, that if the executive is terminated by the Company without cause at any time, or if the executive terminates his employment with good reason in connection with a change in control, as those terms are defined in the agreement, then the executive will be entitled to certain severance benefits as described in the executive’s individual agreement. Finally, each agreement imposes confidentiality restrictions on the executive and places restrictions on the executive’s involvement in activities that may compete with the Company both during employment and following termination. Violation of such confidentiality and non-competition provisions, or other termination for cause, as defined in the agreements, may result in forfeiture of severance and other benefits that may otherwise accrue. Individual compensation, benefits and other salient features of each agreement are described below.

On March 19, 2004, Mr. Sullivan was elected Chief Executive Officer. In July 2004, Mr. Sullivan’s employment agreement was restated and now provides for a base salary of not less than $500,000, subject to increase at the discretion of the Board and for additional incentive based compensation. In the event that Mr. Sullivan’s employment is terminated for any reason other than for cause, he will be entitled to receive severance pay in the amount of one year’s base salary. In addition, Mr. Sullivan is entitled to participate in employee and benefit plans that the Company provides to similarly situated management employees.

Messrs. Bruno and Mackus each serve under one-year employment agreements dated December 1, 1997 and May 21, 1997, respectively. The agreements automatically renew for successive one-year terms unless terminated by either party at least 60 days prior to the end of a one-year term. Upon termination without cause or through non-renewal of the contract, the Company will continue to pay salary and benefits for one year. In the event of a “qualifying termination” (as defined in the agreements) of employment within one year of a change of control with respect to the Company, the Company will make a severance payment equal to one-half of the executive’s then current annual base salary, and all unvested stock options will immediately vest and become exercisable as of the date of the change of control.

On March 5, 2002, the Company entered into a Termination Benefits Agreement with Messrs. Bosbous and Phillips, which was intended to provide benefits to Messrs. Bosbous and Phillips only in the event of a change of control or ownership of the Company or any of its subsidiaries prior to December 31, 2005. In the event of the occurrence of certain terminations or deemed terminations of employment following a change of control, Messrs. Bosbous and Phillips would have been entitled to payments in an amount equal to annual base salary plus annual incentives, and certain benefits maintained. By its terms, the Termination Benefits Agreement lapsed on December 31, 2005.

AUDIT COMMITTEE REPORT

The Audit Committee is comprised entirely of independent directors (as defined for members of an audit committee under Rule 4200(a)(15) of NASDAQ’s listing standards). Management of the Company is responsible for the Company’s internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with standards of The Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Audit Committee is responsible for monitoring these processes and is responsible for appointing the Company’s independent registered public accounting firm and approving the terms of the independent registered public accounting firm’s services. The Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent registered public accounting firm, as described below.

The services performed by the independent registered public accounting firm in 2005 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Board at its December 8, 2003 meeting. This policy describes the permitted audit, audit-related, tax and other services (collectively, the “Disclosure Categories”) that the independent registered public accounting firm may perform. The policy requires that prior to the beginning of each fiscal year, a description of the services (the “Service List”) anticipated to be performed by the independent registered public accounting firm in each of the Disclosure Categories in the ensuing fiscal year be presented to the Board for approval. Services provided by the independent registered public accounting firm during the ensuing fiscal year were pre-approved in accordance with the policies and procedures of the Board.

Any request for audit, audit-related, tax and other services not contemplated by the Service List must be submitted to the Audit Committee for specific pre-approval, irrespective of the amount, and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings of the Audit Committee. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman will update the full Audit Committee at the next regularly scheduled meeting for any interim approvals granted. On an annual basis, the Audit Committee reviews the status of services and fees incurred year-to-date as compared to the original Service List.

The Audit Committee met with the Company’s management and its independent registered public accounting firm five times during 2005.

The Audit Committee has discussed with the Company’s independent registered public accounting firm the overall scope and plans for the independent audits. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. Discussions regarding the Company’s audited financial statements included the independent registered public accounting firm’s judgments about the quality, not just the acceptability of the accounting principles, the reasonableness of significant judgements, and the clarity of the disclosures in the financial statements. The Audit Committee also discussed with the independent registered public accounting firm other matters required by Statement on Auditing Standards No. 61, “Communication with Audit Committees”, as amended by SAS No. 90, “Audit Committee Communications”.

The Company’s independent registered public accounting firm provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”, and the Audit Committee discussed the independent registered public accounting firm’s independence with management and auditors.

Based on the Audit Committee’s discussion with management and the independent registered public accounting firm, the Audit Committee’s review of the representation of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

Gene E. Little (Chairman)
Ronald A. Crutcher
Robert W. Korthals

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 4)

Deloitte & Touche LLP served as the Company’s independent registered public accounting firm for 2005. A representative of Deloitte & Touche LLP is expected to be present at the 2006 annual meeting and will be given the opportunity to make a statement and answer questions that may be asked by shareholders.

The Audit Committee of the Board has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2006. The Company is submitting the selection of the independent registered public accounting firm for shareholder ratification at the Annual Meeting.

The Company’s organizational documents do not require that the Company’s shareholders ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. The Company is doing so because it believes it is a matter of good corporate practice. If the Company’s shareholders do not ratify the selection, the Audit Committee will reconsider whether to retain Deloitte & Touche LLP, but still may retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Fees billed to the Company by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, the “Deloitte Entities”) for the years ended December 31, 2005,and 2004 were as follows:

Audit Fees

The aggregate fees billed for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2005 and 2004, for work in 2005 in connection with the attestations required by Section 404 of the Sarbanes-Oxley Act of 2002 related to the Company’s internal control over financial reporting, for services performed in 2004 in connection with the Company’s initial public offering and secondary stock offering, and for the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q including services related thereto such as statutory audits, regulatory filings and for other attest services were $818,000 and $1,141,000, respectively.

Audit-Related Fees

The aggregate fees billed for audit-related services for the fiscal years ended December 31, 2005 and 2004 were $5,000 and $25,000, respectively. These fees relate primarily to audits of employee benefit plans.

Tax Fees

The aggregate fees billed for tax services for the fiscal years ended December 31, 2005 and 2004 were $414,000 and $312,000, respectively. These fees are for tax consultation and planning provided by Deloitte & Touche LLP that are related to various federal, state and international issues.

All Other Fees

There were no fees billed for services not included above for the fiscal years ended December 31, 2005 and 2004.

The Board considered the non-audit services provided by the Deloitte Entities and determined that the provision of such services was compatible with maintaining the Deloitte Entities’ independence. The Board also adopted a policy prohibiting the Company from hiring the Deloitte Entities personnel at the manager or partner level who have been directly involved in performing auditing procedures or providing accounting advice to the Company. None of the fees reported under the headings Audit- Related Fees, Tax Fees, and All Other Fees were approved by the Audit Committee pursuant to Rule 2-

01(c)(7)(i)(C) of Regulation S-X, which permits the Audit Committee to waive its pre-approval requirement under certain circumstances.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity security, to file with the SEC and with the NASDAQ Stock Market reports of ownership and changes in ownership of common stock and other equity securities of the Company. Directors, executive officers and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on review of such reports furnished to the Company or written representations that no other reports were required, the Company believes that, during the 2005 fiscal year, all filing requirements applicable to its directors, executive officers and greater than 10% beneficial owners were complied with other than with respect to the Form 3 of Mr. Robert C. Scharp, which was due on or before July 24, 2004 but, through omission, was inadvertently not filed until February 16, 2006. The Form 3 disclosed that Mr. Scharp held no Company stock on the date of his appointment as director. See “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.”

SHAREHOLDER PROPOSALS

A shareholder who intends to present a proposal for action at any annual meeting and who desires that such proposal be included in the Company’s proxy materials must submit the proposal to the Company in advance of the meeting. Proposals for the annual meeting to be held in 2007 must be received by the Company at its principal office, directed to the attention of the Secretary, no later than December 1, 2006. Under SEC rules relating to the discretionary voting of proxies at shareholder meetings, if a proponent of a matter for shareholder consideration (other than a shareholder proposal) fails to notify the Company at least 45 days prior to the month and day of mailing the prior year’s proxy statement, then management proxies are allowed to use their discretionary voting authority if a proposal is raised at the annual meeting, without any discussion of the matter in the proxy statement. Therefore, any such matters must be received by the Company by February 14, 2007 in the case of the 2007 annual meeting of shareholders. The Company is not aware of any such proposals for the 2006 annual meeting. The Company’s Bylaws also establish advance notice procedures as to (1) business to be brought before an annual meeting of shareholders other than by or at the direction of the Board; (2) the nomination, other than by or at the direction of the Board, of candidates for election as directors; and (3) the request to call a special meeting of shareholders. Under the Company’s Bylaws, written notice of shareholder proposals for the 2007 annual meeting which are not intended to be considered for inclusion in next year’s annual meeting proxy materials (shareholder proposals submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934) must be received by the Company at its principal office, directed to the attention of the Secretary, not less than 90 nor more than 120 days before the first anniversary of this year’s meeting, and must contain the information specified in the Company’s Bylaws. Any shareholder who wishes to take such action should obtain a copy of the Bylaws and may do so by written request addressed to the Secretary of the Company at the principal executive offices of the Company.

COST OF PROXY SOLICITATION

The Company will pay the cost of preparing, printing and mailing proxy materials as well as the cost of soliciting proxies on behalf of the Board. In addition to using the mail services, officers and other employees of the Company, without additional remuneration, may solicit proxies in person and by telephone, e-mail or facsimile transmission. The Company has retained LaSalle Bank N.A. and expects to pay such firm a fee of approximately $1,000 to solicit proxies from direct holders and from banks, brokers and other nominees having shares registered in their names, which are beneficially owned by others.

OTHER MATTERS

The Board is not aware of any other matters that may come before the Annual Meeting. If any other matters are properly presented to the Annual Meeting for action, it is the intention of the persons named as proxies in the enclosed form of proxy to vote such proxies in accordance with the best judgment of a majority of the proxies on such matters.

ANNUAL REPORT

The Company’s Annual Report to Shareholders, including audited financial statements for the year ended December 31, 2005, although not a part of this Proxy Statement, is delivered herewith.

The Company will furnish to any shareholder, without charge, a copy of its Annual Report on Form 10-K for the fiscal year 2005. Requests for Form 10-K must be in writing and addressed to Investor Relations, Bucyrus International, Inc., Post Office Box 500, 1100 Milwaukee Avenue, South Milwaukee, Wisconsin 53172.

By Order of the Board of Directors,
Bucyrus International, Inc.

/s/Craig R. Mackus

Craig R. Mackus
Chief Financial Officer, Controller and Secretary

South Milwaukee, Wisconsin

March 31, 2006

PROXY	PROXY

BUCYRUS INTERNATIONAL, INC.

1100 Milwaukee Avenue

South Milwaukee, WI 53172

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John F. Bosbous and Frank P. Bruno and each of them, as Proxies, each with full power of substitution, and hereby authorizes them to vote, as designated below, all Class A Common Shares of Bucyrus International, Inc. held of record by the undersigned on March 14, 2006, that the undersigned is entitled to vote and would possess if personally present, at the Annual Meeting of Shareholders to be held at 10:00 a.m. on Wednesday, May 3, 2006 at the Wisconsin Club, 900 West Wisconsin Avenue, Milwaukee, Wisconsin 53233 and any adjournment or postponement thereof. All Proxies present at the meeting, and if only one is present, then that one, may exercise the power granted hereunder.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL LISTED DIRECTORS AND FOR PROPOSALS.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)

BUCYRUS INTERNATIONAL, INC. PLEASE MARK VOTES AS IN THIS EXAMPLE USING DARK INK ONLY. /

1.		ElectIon of Directors:	For	Withhold	For All	3.	AMENDMENT OF 2004 EQUITY	For	Against	Abstain
	Nominees:	R.L. Purdum	All	All	Except		INCENTIVE PLAN. To approve	0	0	0
		T.W. Sullivan	0	0	0		an amendment to the Bucyrus
							International, Inc. 2004 Equity
							Incentive Plan.
		(INSTRUCTION: To withhold authority to
		vote for any individual nominee, mark				4.	RATIFICATION OF APPOINTMENT	For	Against	Abstain
		“For All Except” and write the nominee’s					OF INDEPENDENT REGISTERED	0	0	0
		name for which you wish to withhold					PUBLIC ACCOUNTANTS. To
		authority In the space below.)					ratify the appointment of Deloitte &
		_____________________________________					Touche LLP as independent
							registered public accountants of the
2.		AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION. To approve an amendment to the Restated	For 0	Against 0	Abstain 0		Company for the fiscal year ending December 31, 2006.
		Certificate of Incorporation of Bucyrus International, Inc. to increase the number of authorized shares of common stock.				5.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
Dated ______________________, 2005

Signature
Signature if held jointly

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation. please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

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^ FOLD AND DETACH HERE ^

YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.